ADDENDUM TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM dated as of this 2nd day of June, 2009, to the Transfer Agent Servicing Agreement dated as of December 9, 2008, as amended (the “Transfer Agent Agreement”), is entered into by and between MATRIX ADVISORS VALUE FUND, INC. a Maryland corporation (the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“the Transfer Agent”).

RECITALS

WHEREAS, the Funds and Transfer Agent entered into the Transfer Agent Agreement; and

WHEREAS, the Funds and Transfer Agent desire to modify the Amendment to the Transfer Agent Agreement regarding the Anti-Money Laundering Program dated July 24, 2002 (the “AML Amendment”) to add references to the Red Flag Identity Theft Prevention Program; and

WHEREAS, Section 9 of the Transfer Agent Agreement allows for its modification by mutual written consent of the parties.

NOW, THEREFORE, the Funds and Transfer Agent agree to modify Sections 1-5 of the AML Amendment as provided below:

1.           The Funds acknowledge that it has had an opportunity to review, consider and comment upon the Procedures.  Further, the Funds have determined that the Procedures, as part of the Funds’ overall anti-money laundering program and the Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

2.           Based on this determination, the Funds hereby instruct and direct the Transfer Agent to implement the Procedures on the Funds’ behalf, as such may be amended or revised from time to time.

3.           It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Funds’ anti-money laundering and identity theft responsibilities.

4.   Transfer Agent agrees to provide to the Funds:

(a)
Prompt written notification of any transaction or combination of transactions that Transfer Agent believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Funds or any shareholder of the Funds;

(b)
Prompt written notification of any customer(s) that Transfer Agent reasonably believes, based upon the procedures, to be engaged in money laundering or identity theft activities, provided that the Funds agree not to communicate this information to the customer;

(c)
Any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to Transfer Agent’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Funds;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Funds.

5.           The Funds hereby direct, and Transfer Agent acknowledge, that Transfer Agent shall (i) permit federal regulators access to such information and records maintained by Transfer Agent and relating to Transfer Agent’s implementation of the Procedures, on behalf of the Funds, as they may request, and (ii) permit such federal regulators to inspect Transfer Agent’s implementation of the Procedures on behalf of the Funds.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MATRIX ADVISORS VALUE FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/David A. Katz	By: /s/Michael R. McVoy

Name: David A. Katz	Name: Michael R. McVoy

Title: President	Title: Executive Vice President